EX 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Bank Receives Final Regulatory Approval for Acquisition of 13 FirstMerit Bank Branches

Indiana, PA., (September 27, 2016) — First Commonwealth Financial Corporation (NYSE: FCF) today announced that its banking subsidiary, First Commonwealth Bank (“First Commonwealth”), has received final approval from all necessary regulatory agencies for its pending acquisition of 13 branches in Canton and Ashtabula, Ohio from FirstMerit Bank, NA.

The branches are being sold in connection with the previously announced acquisition of FirstMerit Corporation by Huntington Bancshares Incorporated. The divestiture is in connection with an agreement between Huntington, FirstMerit and the United States Department of Justice following a customary anti-trust review.

There are no additional regulatory approvals needed to complete the transaction.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

Media Relations
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com

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